EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Eleanor Tang (etang@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS
Conference call to begin at 5:00 p.m. Eastern Time today
SAN DIEGO (November 7, 2006) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today reported financial and operating results for the quarter ended September 30, 2006. Key financial results for the third quarter of 2006 included:
•	Total third quarter revenue of $12.9 million

•	Net product sales of $12.2 million, an increase of 192% from $4.2 million in the prior year period and an increase of 40% from $8.7 million in the second quarter of 2006

•	Net loss of $12.4 million, or $0.26 per share, a 23% decrease versus a net loss of $16.1 million in the third quarter of 2005 and a 26% decrease compared with a net loss of $16.7 million in the second quarter of 2006
“We are making excellent progress with the commercialization of ZEGERID® Capsules, as indicated by our third quarter revenue growth and the increasing number of prescriptions written for our capsule product. Further, we achieved this growth while continuing to control expenses,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Our recently announced agreements with inVentiv Health to expand our sales efforts in the prescription market and with Schering-Plough HealthCare Products to commercialize ZEGERID in the over-the-counter heartburn market are expected to enhance our future growth prospects and represent major milestones in the execution of our business strategy.”
Third Quarter 2006 Financial Results
Net product sales were $12.2 million in the third quarter of 2006 and consisted of sales of ZEGERID Capsules and ZEGERID Powder for Oral Suspension. Net product sales were $4.2 million in the third quarter of 2005 and consisted of sales of ZEGERID Powder for Oral Suspension. Product sales are recognized net of allowances for product returns, contractual allowances and other discounts.
Total revenues for the third quarter of 2006 were $12.9 million, consisting of $12.2 million in net product sales and $714,000 in co-promotion revenue from the amortization of a $15.0 million upfront payment received from Otsuka America Pharmaceutical, Inc. (Otsuka America) in October 2004. Revenues in the third quarter of 2005 were $4.9 million, consisting of $4.2 million in net product sales and $714,000 in co-promotion revenue from the amortization of the Otsuka America upfront payment.

Santarus reported a net loss of $12.4 million, or $0.26 per share, for the third quarter of 2006, compared with a net loss of $16.1 million, or $0.40 per share, for the third quarter of 2005. Net loss for the three months ended September 30, 2006 included approximately $2.3 million, or $0.05 per share, in stock-based compensation.
The cost of sales was $1.1 million, or approximately 9% of net product sales, for the third quarter of 2006 and $612,000 for the third quarter of 2005, which was approximately 15% of net product sales. The reduction in cost of sales as a percentage of net product sales was primarily attributable to lower manufacturing costs associated with the capsule product and certain fixed overhead costs being applied to increased sales volumes.
Santarus reported license fees and royalties of $1.7 million in the third quarter of 2006 and $583,000 in the third quarter of 2005, both of which consisted of royalties payable to the University of Missouri and to Otsuka America based on net product sales.
Research and development expenses were $1.9 million for the quarter ended September 30, 2006 and $2.5 million for the quarter ended September 30, 2005. The lower expenses in the third quarter of 2006 reflect a decrease in manufacturing development activities associated with the chewable tablet product and a decrease in compensation costs.
Selling, general and administrative expenses were $21.3 million for the quarter ended September 30, 2006 and $17.9 million for the quarter ended September 30, 2005. The increase in selling, general and administrative expenses was primarily attributable to approximately $1.6 million of additional stock-based compensation expense and increased promotional expenses.
For the nine months ended September 30, 2006, net product sales were $26.6 million and consisted of sales of ZEGERID Capsules and ZEGERID Powder for Oral Suspension. Net product sales were $8.7 million for the nine months ended September 30, 2005 and consisted of sales of ZEGERID Powder for Oral Suspension.
The company reported total revenues of $28.8 million for the nine months ended September 30, 2006, consisting of the $26.6 million in net product sales and approximately $2.2 million in co-promotion revenue from the amortization of the $15.0 million upfront payment received from Otsuka America. This compares with total revenues of $20.8 million for the nine months ended September 30, 2005, consisting of $8.7 million in net product sales, $2.1 million in co-promotion revenue and a $10.0 million milestone payment received from TAP Pharmaceutical Products, Inc. in February 2005 under a sublicense agreement that was subsequently terminated in March 2006.
Santarus reported a net loss of $49.0 million, or $1.06 per share, for the nine months ended September 30, 2006, compared with a net loss of $49.2 million, or $1.31 per share, for the nine months ended September 30, 2005. The results for the nine months ended September 30, 2006 included approximately $7.1 million, or $0.15 per share, in stock-based compensation expense.
As of September 30, 2006, Santarus had cash, cash equivalents and short-term investments of $58.2 million, compared with $69.4 million as of December 31, 2005, a decrease of $11.2 million. This decrease resulted primarily from the company’s net loss for the nine months ended September 30, 2006, offset in part by net proceeds of approximately $26.3 million in connection with draw downs under the committed equity financing facility (CEFF) with Kingsbridge Capital Limited, a private investment group. The cash, cash equivalents and short-term investments of $58.2 million at September 30, 2006 does not include an additional $10.0 million draw down under the CEFF completed in October 2006. The company may be able to sell up to the lesser of an additional $38.5 million or 3,451,378 shares of common stock, subject to certain conditions, over the remaining 27-month term of the CEFF facility. The CEFF is designed to allow Santarus to raise capital, at its discretion, to support Santarus’ corporate activities.

Financial Outlook for 2007 and 2008
Santarus anticipates that the addition of approximately 150 sales representatives will have a positive impact on revenue, primarily beginning in the second half of 2007 and to a greater extent in 2008. Santarus expects to report revenue of more than $200 million in 2008 and to achieve breakeven in the second half of that year. The company expects that the financial impact of adding 150 sales representatives will be to increase selling, general and administrative expenses by approximately $30 million to $35 million annually.
Additional Business Highlights
Key third quarter accomplishments and recent highlights include:
•	ZEGERID brand total prescriptions grew to approximately 119,000 in the third quarter of 2006, an increase of 245% versus total prescriptions of 34,500 in the third quarter of 2005, and an increase of 36% sequentially over the 87,350 total prescriptions reported in the second quarter of this year

•	ZEGERID Capsule prescriptions increased to 69% of total prescriptions for the ZEGERID brand and 74% of new prescriptions in the third quarter of 2006, compared to 50% of total prescriptions and 62% of new prescriptions in the second quarter of 2006
•	Signed an agreement with Schering-Plough granting certain exclusive rights to commercialize ZEGERID branded immediate-release omeprazole products for the over-the-counter (OTC) market in the U.S. and Canada, which agreement is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act
•	Announced plans to add approximately 150 sales representatives to promote ZEGERID brand prescription products in the U.S., with 140 sales representatives to be added through a contract sales agreement with inVentiv Health and the remaining sales representatives to be hired by Santarus
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today, November 7, 2006. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 9194026. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that treat gastrointestinal diseases and disorders and enhance the quality of life for patients. The company currently markets ZEGERID Capsules (launched in late March 2006) and ZEGERID Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed proton pump inhibitor. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements, including Santarus’ achievement of future performance and financial results, should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to drive increased market demand for, and generate increased sales of, ZEGERID Capsules, ZEGERID Powder for Oral Suspension and any other products that may be marketed; Santarus’ ability to obtain and maintain favorable reimbursement from managed care organizations and other third party payors for its ZEGERID products and any other products that may be marketed; Santarus’ dependence on a number of third parties, such as Schering-Plough under the OTC license agreement, Otsuka America under the co-promotion agreement, and inVentiv under the contract sales agreement; the scope and validity of patent protection for Santarus’ products and Santarus’ and its strategic partner’s ability to commercialize products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; other difficulties or delays relating to the development, testing, manufacturing and marketing of Santarus’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents and short-term investments	$58,177	$69,367
Accounts receivable, net	5,801	2,663
Inventories, net	5,046	3,133
Other current assets	1,626	1,253

Total current assets	70,650	76,416
Long-term restricted cash	1,700	1,950
Property and equipment, net	386	617
Other assets	766	952

Total assets	$73,502	$79,935

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$17,329	$9,485
Allowance for product returns	6,316	4,464
Current portion of deferred revenue	2,857	2,857
Current portion of long-term debt	—	38

Total current liabilities	26,502	16,844
Deferred revenue, less current portion	6,429	8,571
Total stockholders’ equity	40,571	54,520

Total liabilities and stockholders’ equity	$73,502	$79,935

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Product sales, net	$12,164	$4,164	$26,632	$8,698
Sublicense and co-promotion revenue	714	714	2,143	12,143

Total revenues	12,878	4,878	28,775	20,841
Costs and expenses:
Cost of sales	1,103	612	3,455	1,376
License fees and royalties	1,703	583	3,728	2,718
Research and development	1,889	2,499	5,987	8,145
Selling, general and administrative	21,278	17,906	66,721	61,743

Total costs and expenses	25,973	21,600	79,891	73,982

Loss from operations	(13,095)	(16,722)	(51,116)	(53,141)
Interest and other income, net	697	636	2,120	3,945

Net loss	$(12,398)	$(16,086)	$(48,996)	$(49,196)

Basic and diluted net loss per share	$(0.26)	$(0.40)	$(1.06)	$(1.31)

Weighted average shares outstanding to calculate basic and diluted net loss per share	47,901,115	39,855,186	46,400,607	37,512,214
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